CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his knowledge the Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003 of Dollar General Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ David A. Perdue
Name:	David A. Perdue
Title:	Chief Executive Officer
Date:	December 4, 2003

/s/ James J. Hagan
Name:	James J. Hagan
Title:	Chief Financial Officer
Date:	December 4, 2003